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Exhibit (a)(1)(O)

FOR IMMEDIATE RELEASE	Contact: Timothy A. Bonang 617-796-8390

ABP RESPONDS TO THOMAS BROTHERS' MISSTATEMENTS

        Newton, MA (November 8, 2016). ABP Acquisition LLC ("ABP") today responded to an open letter and press release issued yesterday by William F. Thomas and Robert D. Thomas (together, the "Thomas Brothers"), as follows:

    "There are so many misstatements and improper innuendos in the Thomas Brothers' rambling screed that it is not possible to respond comprehensively in a short press release. Instead, ABP will limit its response to only those false statements and innuendos that ABP believes may be relevant to shareholders who are considering whether to tender their shares in the pending tender offer by ABP for shares of Five Star Quality Care, Inc. (Nasdaq: FVE) ("Five Star").

    "First, there is nothing coercive about the pending offer. ABP set the tender offer price at a 57% premium to the unaffected share price on September 30, 2016, the day before ABP's tender offer was publicly announced. The number of shares subject to the tender offer was set after negotiations with a Special Committee of Five Star's Board as the amount that might be acquired without jeopardizing valuable tax attributes of Five Star and after ABP agreed to 10 year standstill and lock up conditions. After the tender offer closes, Five Star shares will continue to trade on the Nasdaq market. The offer is completely voluntary, and Five Star shareholders may or may not tender, in their discretion.

    "Second, the Thomas Brothers never made a tender offer (or even a conditional tender offer) for Five Star shares at a higher price than ABP, or at any price. Instead, the Thomas Brothers announced that they "intend" to make a tender offer. The Thomas Brothers then declined to offer the same standstill and lock up conditions that had been accepted by ABP and asked the Five Star Board to ignore its responsibilities to protect Five Star's valuable tax attributes and its contractual obligations. Now, instead of an offer to purchase Five Star shares, the Thomas Brothers propose to nominate one person to Five Star's Board.

    "Third, there is nothing improper in the relationship between Five Star and Senior Housing Properties Trust (Nasdaq: SNH) ("SNH") or SNH's manager, The RMR Group, LLC. Until it was spun out, Five Star was formerly a 100% owned subsidiary of SNH. SNH is a REIT and Five Star was created to lease properties from SNH to comply with REIT rules. SNH has invested several billion dollars in properties leased or managed by Five Star. In these circumstances it is not unexpected, and does not seem unusual, that SNH would impose conditions upon Five Star's governance, despite the Thomas Brothers' contrary accusations.

    "Finally, the Thomas Brothers never made an offer to buy Five Star for $325 million, or at any price. Instead, the Thomas Brothers explicitly stated that they had no interest to acquire Five Star but were only interested to acquire Five Star's best properties at a bargain basement price and without regard to Five Star's obligations."

    Two Newton Place//255 Washington Street, Suite 300//Newton, Massachusetts 02458//617-796-8390

        The ABP tender offer closes at midnight on Thursday, November 10, 2016. The tender offer price of $3.00/share represents a 57% premium to the unaffected share price at the market close on September 30, 2016, the day before the ABP tender offer was announced.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

        This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that ABP Acquisition LLC has filed with the U.S. Securities and Exchange Commission, or the SEC. ABP Acquisition LLC has filed a Tender Offer Statement on Schedule TO and Five Star has filed a Solicitation/ Recommendation Statement on Schedule 14D-9 with the SEC with respect to ABP's tender offer, as each may be amended. THE TENDER OFFER MATERIALS ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE AMENDMENT AND SUPPLEMENT TO THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. FIVE STAR STOCKHOLDERS SHOULD READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF FIVE STAR SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the Amendment and Supplement to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/ Recommendation Statement, are available to all holders of Five Star common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC's website at www.sec.gov. Copies of the documents filed with the SEC by ABP Acquisition LLC also are available free of charge by contacting Morrow Sodali Global LLC, its information agent for the tender offer, at (800) 662-5200.

        Five Star also files annual, quarterly and current reports and other information with the SEC. Important information about Five Star is contained in these filings. You may read and copy these reports or other information filed by Five Star at the SEC public reference room, 100 F Street, N.E., Washington DC. 20549. Five Star's filings with the SEC are also available for free at the SEC's website, www.sec.gov.

WARNING REGARDING FORWARD LOOKING STATEMENTS

        THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. WHENEVER ABP USES WORDS SUCH AS "BELIEVES", "INTENDS", "EXPECTS", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATES", "ANTICIPATES" AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS, ABP IS MAKING FORWARD LOOKING STATEMENTS. ABP'S FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON ABP'S CURRENT BELIEFS AND EXPECTATIONS, BUT THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND, IN FACT, MAY NOT OCCUR BECAUSE OF VARIOUS RISKS, REASONS OR UNCERTAINTIES. FIVE STAR STOCKHOLDERS SHOULD NOT PLACE UNDUE RELIANCE UPON ABP'S FORWARD LOOKING STATEMENTS. ALSO, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, ABP UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.

(END)

Two Newton Place//255 Washington Street, Suite 300//Newton, Massachusetts 02458//617-796-8390

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  Exhibit (a)(1)(O)
IMPORTANT INFORMATION ABOUT THE TENDER OFFER
WARNING REGARDING FORWARD LOOKING STATEMENTS